Exhibit 99.1

Contact
Skystar Bio-Pharmaceutical Co., Ltd
Scott Cramer
Director – U.S. Representative
Phone: 407-645-4433
Email:scramer@skystarbio-pharmaceutical.com
For Immediate Release

Skystar Announces 10-for-1 Reverse Stock Split and Change of Ticker Symbol to SKBO

XI'AN, CHINA—May 19, 2009—Skystar Bio-Pharmaceutical Co., Ltd. (OTC BB: SKBO) ("Skystar"), a leading developer and distributor of veterinary healthcare and medical care products in the People's Republic of China ("PRC"), today announced a 10 for 1 reverse split of its issued and outstanding common shares, effective for shareholders of record on May 12, 2009, and a proportional reduction of its authorized common shares. Immediately after the stock split, Skystar has 1,869,297 common shares issued and outstanding and 20,000,000 common shares authorized.

In connection with the stock split, Skystar’s trading symbol as quoted on the OTC Bulletin Board has been changes from “SKBI” to "SKBO".

"We undertook the reverse stock split as part of our plan to list our common stock for trading with a senior exchange.” commented CEO, Mr. Weibing Lu, “We are hopeful that this will bring us one step closer to that goal."

About Skystar Bio-Pharmaceutical

Skystar Bio-Pharmaceutical Company is a China-based producer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, microorganisms, vaccines and feed additives) and over 170 products, with over 40 additional products in the developmental stage.  Skystar has formed strategic sales distribution networks covering 29 provinces throughout China.  For additional information, please visit www.skystarbio-pharmaceutical.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.